LENNAR PARTNERS

An LNR Company

March 1, 2004

LaSalle Bank, N.A.

135 S. LaSalle Street, Suite 1625

Chicago, IL 60603

Attention: Corporate Trust Services (CMBS), LB-UBS 2003-C5

Re: Annual Independent Public Accountant's Servicing Report

Pooling and Servicing Agreement

LB-UBS Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificate, 2003-C5

To whom it may concern:

As of and for the year ended December 31, 2003, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan K. Chapman

Susan K. Chapman

Vice President

cc: Wachovia Bank, NA

NC 1075, 8739 Research Drive-URP4

Charlotte, NC 28288-1075

Portfolio Manager

1601 Washington Avenue Suite 700 Miami Beach Florida 33130

Telephone: (305) 695-5600 Fax: (305) 695-5601

LBUBS 2003-C5

March 1, 2004

Structured Asset Securities Corporation II

745 Seventh Avenue

New York, NY 10019

David Nass

Fitch IBCA, Inc.

One State Street Plaza

New York, NY 10004

Commercial Mortgage-Backed Securities Group

Standard & Poor's Rating Services, Inc.

55 Water Street

New York, NY 10041

Lehman Brothers, Inc.

745 Seventh Avenue

New York, NY 10019

David Nass

Mortgage Bankers Association of America

Uniform Single Attestation Program for Mortgage Bankers

Minimum Servicing Standards Applicable to

Lennar Partners, Inc. as Special Servicer for

LBUBS 2003-C5

Not

Minimum Servicing Standards Applicable Applicable

  CUSTODIAL BANK ACCOUNTS
    Reconciliations shall be prepared on a monthly basis for all _________ ____X____

    custodial bank accounts and related bank clearing accounts.

    Funds of the servicing entity shall be advanced in cases where _________ ____X____

    there is an overdraft in an investor's or a mortgagor's account.

    Each custodial account shall be maintained at a federally _________ ____X____

    insured depository institution in trust for the applicable investor.

    Escrow funds held in trust for a mortgagor shall be returned to _________ ____X____

the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.
  MORTGAGE PAYMENTS
  Mortgage payments shall be deposited into the custodial bank _________ ____X____

  accounts and related bank clearing accounts within two

  business days of receipt.

  Mortgage payments made in accordance with the mortgagor's _________ ____X____

  loan documents shall be posted to the applicable mortgagor records with two business days of receipt.

  Mortgage payments shall be allocated to principal, interest, ____X_____ _________

  insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

  Mortgage payments identified as loan payoffs shall be allocated ____X_____ _________

in accordance with the mortgagor's loan documents.

  DISBURSEMENTS
  Disbursements made via wire transfer on behalf of a mortgagor _________ ____X____

  or investor shall be made only by authorized personnel.

  Disbursements made on behalf of a mortgagor or investor shall be _________ ____X____

  posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

  Tax and insurance payments shall be made on or before the _________ ____X____

  penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

  Any late payment penalties paid in conjunction with the payment _________ ____X____

  of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor,

  unless the late payment was due to the ____.

  Amounts remitted to investors per the servicer's investor reports _________ ____X____

  shall agree with cancelled checks, or other form of payment, or custodial bank statements.

  Unused checks shall be safeguarded so as to prevent _________ ____X____

unauthorized access.
  INVESTOR ACCOUNTING AND REPORTING
  The servicing entity's investor reports shall agree with or ____X_____ _________

reconcile to investors records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.
  MORTGAGE LOAN ACCOUNTING
  The servicing entity's mortgage loan records shall agree with, or _________ ____X____

  reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

  Adjustments on ARM loans shall be computed based on the _________ ____X____

  related mortgage note and any ARM rider.

  Escrow accounts shall be analyzed, in accordance with the _________ ____X____

  mortgagor's loan documents, on at least an annual basis.

  Interest on escrow accounts shall be paid, or credited, to _________ ____X____

mortgagors in accordance with applicable state laws. (A

compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA's FAX ON

DEMAND service. For more information, contact MBA.)
  DELIQUENCIES
  Records documenting collection efforts shall be maintained ____X____ ________

during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls,

letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary. (e.g., illness or

unemployment).
  INSURANCE POLICIES
  A fidelity bond and errors and omissions policy shall be in effect ___X______ ________

On the servicing entity throughout the reporting period in the

Amount of coverage represented to investors in management's

Assertion.